Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333 – 85290 of ChipMOS TECHNOLOGIES (Bermuda) LTD. on Form S-8 of our report dated April 24, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the reconciliation to accounting principles generally accepted in the United States of America) appearing in this Annual Report on Form 20-F of ChipMOS TECHNOLOGIES (Bermuda) LTD. for the year ended December 31, 2002.

/s/    DELOITTE & TOUCHE

Deloitte & Touche

T N Soong & Co and Deloitte & Touche (Taiwan) established Deloitte & Touche effective June 1, 2003

Taipei, Taiwan

The Republic of China

July 15, 2003